Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Optimization Securities with Contingent Return linked to an International Fund Basket due February 29, 2012	$7,484,260	$533.63
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 13, 2009 and Product Supplement dated August 10, 2010)

UBS AG $7,484,260 Optimization Securities with Contingent Return

Linked to an International Fund Basket due February 29, 2012

Investment Description

UBS AG Optimization Securities with Contingent Return (the “Securities”) are unsubordinated and unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of a weighted basket (the “underlying basket”) of exchange traded funds (each, a “basket equity”) that invest predominately in international equities. The amount you receive at maturity is based on the return of the underlying basket and on whether the basket closing level is below the trigger level on the final valuation date. If the basket ending level is equal to or greater than the trigger level, at maturity, you will receive a return on your investment equal to the greater of the 9% contingent return and the basket return up to a predetermined maximum gain of 20.56%. If the basket ending level is below the trigger level, your Securities will be fully exposed to the decline in the underlying basket, and you will lose some or all of your investment. You will not receive interest or dividend payments during the term of the Securities. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent return feature applies only if you hold the Securities to maturity. Any payment on the Securities is subject to the creditworthiness of UBS.

Features
☐	Tactical Investment Opportunity: At maturity, the Securities provide a minimum return of 9% as long as the underlying basket has not declined by more than 25% (as measured from the trade date to the final valuation date) and a maximum return of 20.56%. In moderately bearish to moderately bullish market environments, this strategy may provide the opportunity to outperform direct investments in the basket equities.
☐	Contingent Protection Feature: The contingent return feature also provides contingent protection at maturity. If you hold the Securities to maturity and the basket ending level is greater than or equal to the trigger level, you will receive at least 100% of your principal, plus the contingent return, subject to the creditworthiness of the Issuer. If the basket ending level is below the trigger level, your investment will be fully exposed to any negative basket return.

Key Dates

Trade Date	August 26, 2010
Settlement Date	August 31, 2010
Final Valuation Date*	February 23, 2012
Maturity Date*	February 29, 2012
*	Subject to postponement in the event of a market disruption event as described in the Optimization Securities with Contingent Return product supplement.
Security Offering

We are offering Optimization Securities with Contingent Return linked to a weighted basket of exchange traded funds consisting of (i) iShares® MSCI EAFE Index Fund, and (ii) iShares® MSCI Emerging Markets Index Fund, each of which we refer to as a “basket equity” and collectively as the ”underlying basket”. The return on the Securities is subject to, and will not exceed, the predetermined maximum gain. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment) and multiples of $10.00 thereafter.

Underlying Basket	Basket Weightings	Contingent Return	Maximum Gain	Maximum Payment at Maturity per Security	Basket Starting Level	Trigger Level*	CUSIP	ISIN
A weighted basket comprised of (i) iShares® MSCI EAFE Index Fund (“EFA Fund”), and (ii) iShares® MSCI Emerging Markets Index Fund (“EEM Fund”)	With respect to: EFA Fund: 70%, and EEM Fund: 30%.	9%	20.56%	$12.06	100	75	90267C607	US90267C6075
*	The trigger level is set equal to 75% of the basket starting level.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Optimization Securities with Contingent Return product supplement (the “product supplement”), the accompanying prospectus and this pricing supplement. See “Key Risks” on page 7 and the more detailed “Risk Factors” beginning on page PS-13 of the product supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement, the product supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.175	$9.825
Total	$7,484,260	$130,974.55	$7,353,285.45

UBS Financial Services	UBS Investment Bank

Pricing Supplement dated August 26, 2010

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the product supplement if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

➢	Product supplement for Optimization Securities with Contingent Return dated August 10, 2010:

http://www.sec.gov/Archives/edgar/data/1114446/000139340110000423/c192992_690530-424b2.htm

➢	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Optimization Securities with Contingent Return” or “Securities” refer to the Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Optimization Securities with Contingent Return product supplement” or the “product supplement” mean the UBS product supplement, dated August 10, 2010, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

➢	You seek an investment whose return is linked to a basket of funds investing predominately in international equities.
➢	You are willing to expose your principal to the full downside performance of the underlying basket if the basket ending level is below the trigger level, and are therefore willing to lose some or all of your principal.
➢	You believe the underlying basket will maintain its value or appreciate over the term of the Securities, but that any appreciation is unlikely to exceed the predetermined maximum gain.
➢	You are willing to forgo dividends paid on the basket equities.
➢	You are willing to invest in the Securities based on the contingent return of 9% and the predetermined maximum gain of 20.56%.
➢	You do not seek current income from this investment.
➢	You are willing to hold the Securities to maturity, a term of 18 months.
➢	You are willing to accept that there may be no secondary market for the Securities.
➢	You are comfortable with the creditworthiness of UBS as Issuer of the Securities.

The Securities may not be suitable for you if:

➢	You do not seek an investment with exposure to a basket of funds investing predominately in international equities.
➢	You seek an investment that is 100% principal protected.
➢	You are not willing to make an investment in which you could lose 100% of your principal amount.
➢	You believe the underlying basket will depreciate over the term of the Securities or you believe the underlying basket will appreciate over the term of the Securities by more than the predetermined maximum gain.
➢	You prefer to receive the dividends paid on the basket equities.
➢	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
➢	You seek an investment that is exposed to the full potential appreciation of the underlying basket, without a cap on participation.
➢	You seek current income from this investment.
➢	You are unable or unwilling to hold the Securities to maturity, a term of 18 months.
➢	You seek an investment for which there will be an active secondary market.
➢	You are unable or unwilling to assume the credit risk associated with UBS as Issuer of the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this pricing supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security
Term	18 months
Underlying Basket	The Securities are linked to a weighted basket comprised of (i) iShares® MSCI EAFE Index Fund (“EFA Fund”), and (ii) iShares® MSCI Emerging Markets Index Fund (“EEM Fund”) (each, a “basket equity”)
Basket Weightings	With respect to: (i) EFA Fund: 70%, and (ii) EEM Fund: 30%.
Contingent Return	9%
Maximum Gain	20.56%
Payment at Maturity (per Security)(1)	If the basket return is greater than the contingent return, you will receive a cash payment per Security, which will be calculated as follows:
$10 + ($10 × the lesser of:
(a) Basket Return and (b) Maximum Gain)
If the basket return is equal to or less than the contingent return and the basket ending level is equal to or greater than the trigger level, you will receive a cash payment per Security, which will be calculated as follows:
$10 + ($10 × Contingent Return)
If the basket ending level is less than the trigger level, you will lose 1% of your principal amount (or a fraction thereof) for each percentage point (or a fraction thereof) that the basket return is below 0%.
If the basket ending level is below the trigger level, the contingent return feature is lost, and your principal is fully exposed to any decline in the underlying basket. As a result, you may lose some or all of your principal amount at maturity.
Basket Return	Basket Ending Level – Basket Starting Level Basket Starting Level
Basket Starting Level	Set equal to 100.
Basket Ending Level	The basket closing level on the final valuation date. On the final valuation date, the basket closing level will be calculated as follows:
100 × [1 + (EFA Fund return × 70.00%) + (EEM Fund return x 30.00%)], where the return for each basket equity is equal to the basket equity return of the respective basket equity.
Trigger Level	75, which is equal to 75% of the basket starting level.

Basket Equity Return	With respect to each basket equity, the percentage change from the respective equity starting price to the respective equity ending price, calculated as follows:

Equity Ending Price – Equity Starting Price

Equity Starting Price

Equity Starting Price	With respect to each basket equity, the closing price for such basket equity on the trade date, as determined by the calculation agent.
The equity starting price for EFA Fund is $49.55.
The equity starting price for EEM Fund is $39.62.
Equity Ending Price	With respect to each basket equity, the closing price for such basket equity on the final valuation date, as determined by the calculation agent.
Determining Payment at Maturity

If the basket ending level is less than 75 (the trigger level), you will lose 1% (or a fraction thereof) of the principal amount of your Securities for every 1% (or a fraction thereof) that the basket return is below 0%. Accordingly, for each $10.00 invested, your payment at maturity will be calculated as follows:

$10.00 + [$10.00 × Basket Return]

As such, you could lose up to 100% of your principal depending on how much the underlying basket declines.

(1)	Any payment to be made on the Securities depends on the ability of UBS to satisfy its obligations as they come due. In the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

Hypothetical Examples of How the Securities Might Perform at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Securities assuming the following:

Term:	18 months
Principal Amount:	$10 per Security
Basket Starting Level:	100
Trigger Level:	75 (75% of the basket starting level)
Contingent Return:	9%
Maximum Gain:	20.56%

Example 1: The underlying basket increases from a basket starting level of 100 to a basket ending level of 160.

Because the basket return of 60% is greater than the contingent return of 9%, the investor would receive at maturity the principal amount of each Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the lesser of (a) the basket return and (b) the maximum gain.

Because the basket return of 60% is greater than the maximum gain of 20.56%, at maturity, the investor will receive a cash payment per Security equal to:

principal amount + (principal amount × maximum gain) = $10 + ($10 × 20.56%) = $12.06

Investor would receive $12.06 at maturity for each Security for a total return on the Securities equal to the maximum gain of 20.56%.

Example 2: The underlying basket increases from a basket starting level of 100 to a basket ending level of 112.

Because the basket return of 12% is greater than the contingent return of 9%, the investor would receive at maturity the principal amount of each Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the lesser of (a) the basket return and (b) the maximum gain.

Because the basket return of 12% is less than the maximum return of 20.56%, at maturity, the investor will receive a cash payment per Security equal to:

principal amount + (principal amount × basket return) = $10 + ($10 × 12%) = $11.20

Investor would receive $11.20 at maturity for each Security for a total return on the Securities equal to the basket return of 12%.

Example 3: The underlying basket neither increases nor decreases from a basket starting level of 100 to a basket ending level of 100.

Because the basket return of 0% is less than the contingent return of 9%, but the basket ending level is greater than the trigger level of 75, the investor would receive at maturity the principal amount of each Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the contingent return.

At maturity, the investor will receive a cash payment per Security equal to:

principal amount + (principal amount × contingent return) = $10 + ($10 × 9%) = $10.90

Investor would receive $10.90 at maturity for each Security for a total return on the Securities equal to the contingent return of 9%.

Example 4: The underlying basket decreases from a basket starting level of 100 to a basket ending level of 80.

Because the basket return of -20% is less than the contingent return of 9%, but the basket ending level is greater than the trigger level of 75, the investor would receive at maturity the principal amount of each Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the contingent return.

At maturity, the investor will receive a cash payment per Security equal to:

principal amount + (principal amount × contingent return) = $10 + ($10 × 9%) = $10.90

Investor would receive $10.90 at maturity for each Security for a total return on the Securities equal to the contingent return of 9%.

Example 5: The underlying basket decreases from a basket starting level of 100 to a basket ending level of 70.

Because the basket ending level of 70 is less than the trigger level of 75, the contingent return feature is lost and the investor would lose 1% of the principal amount (or a fraction thereof) for each percentage point (or a fraction thereof) that the basket return is below 0%.

Because the basket return is -30%, at maturity, the investor will receive a cash payment per Security equal to:

principal amount + (principal amount × basket return) = $10 + ($10 × -30%) = $7.00

Investor would receive $7.00 at maturity for each Security, for a loss on the Securities equal to -30% (the basket return).

Hypothetical Return Table of Securities at Maturity

The hypothetical return table below is based on the following assumptions:

Term:	18 months
Principal Amount:	$10 per Security
Basket Starting Level:	100
Trigger Level:	75 (75% of the basket starting level)
Contingent Return:	9%
Maximum Gain:	20.56%
Range of Index Performance:	100% to -100%

Basket Ending Level	Basket Return*	Payment at Maturity	Securities Total Return at Maturity
200	100%	$12.06	20.56%
190	90%	$12.06	20.56%
180	80%	$12.06	20.56%
170	70%	$12.06	20.56%
160	60%	$12.06	20.56%
150	50%	$12.06	20.56%
140	40%	$12.06	20.56%
130	30%	$12.06	20.56%
120.56	20.56%	$12.06	20.56%
120	20%	$12.00	20.00%
115	15%	$11.50	15.00%
110	10%	$11.00	10.00%
109	9%	$10.90	9.00%
105	5%	$10.90	9.00%
100	0%	$10.90	9.00%
95	-5%	$10.90	9.00%
85	-15%	$10.90	9.00%
80	-20%	$10.90	9.00%
75	-25%	$10.90	9.00%
70	-30%	$7.00	-30.00%
60	-40%	$6.00	-40.00%
50	-50%	$5.00	-50.00%
40	-60%	$4.00	-60.00%
30	-70%	$3.00	-70.00%
20	-80%	$2.00	-80.00%
10	-90%	$1.00	-90.00%
0	-100%	$0.00	-100.00%
*	The basket return excludes any cash dividend payments.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

➢	At maturity, you risk losing some or all of your principal — The Securities do not guarantee any return of principal at maturity. We will not pay you 100% of your principal amount at maturity if the basket ending level is below the trigger level. In that case, we will deliver to you at maturity an amount in cash equal to your principal amount reduced by the basket return. This amount will be less than 100% of the principal amount of your Securities and you will be exposed to the full downside risk of the underlying basket. Accordingly, you may lose some or all of your principal if the basket ending level is below the trigger level.
➢	Your growth potential is limited — The Securities do not offer full participation in any positive appreciation of the underlying basket. The Securities allow for participation in any positive basket return that exceeds the contingent return only up to the predetermined maximum gain of 20.56%. In no event will the return on your Securities be greater than the maximum gain. Since the maximum payment amount on the Securities is capped, you will not benefit from a positive basket return in excess of an amount equal to the predetermined maximum gain.
➢	Credit of UBS — The Securities are unsubordinated and unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.
➢	Contingent return or maximum potential return only at maturity — The contingent return or the potential maximum return is payable only if you hold your Securities to maturity.
➢	Changes in closing prices of the basket equities may offset each other — The Securities are linked to a weighted basket comprised of the basket equities. Where the equity ending price of one of the basket equities increases relative to its equity starting price, the equity ending price of the other basket equity may not increase by the same amount or may even decline. Therefore, in calculating the basket ending price, increases in the price of one of the basket equities may be moderated, or offset, by lesser increases or declines in the price of the other basket equity. This effect is further amplified by the differing weights of the basket equities. The more heavily weighted basket equity, EFA Fund, will have a larger impact on the basket return than EEM Fund, which has a lesser weighting.
➢	No interest or dividend payments — You will not receive any periodic interest payments on the Securities and you will not receive any dividend payments or other distributions on the basket equities (and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities).
➢	Market risk — The price of any basket equity can rise or fall sharply due to factors specific to that basket equity or the issuer of such basket equity or the securities constituting the assets of such basket equity. These factors may include stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
➢	Owning the Securities is not the same as owning the basket equities — The return on the Securities may not reflect the return you would realize if you actually owned the basket equities. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the basket equities may have.
➢	The value of any basket equity may not completely track the value of the securities in which such exchange traded fund invests — Although the trading characteristics and valuations of any basket equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of the securities in which that exchange traded fund invests. The value of any basket equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although a basket equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such basket equity or that there will be liquidity in the trading market.
➢	Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the basket equities may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of a basket equity may differ from its NAV per share; the basket equities may trade at, above or below their NAV per share.
➢	Failure of one or more basket equities to track the level of their applicable underlying indices — While each basket equity is designed and intended to track the level of a specific index (an “underlying index”), various factors, including fees and other transaction costs, will prevent each basket equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of each basket equity will not be equal to the performance of its underlying index during the term of the Securities.

➢	The Securities are subject to currency exchange rate risk — The EFA Fund and the EEM Fund both invest in securities that are traded on non-U.S. securities markets; the trading price of the securities in which EFA Fund and EEM Fund invest generally will reflect the U.S. dollar value of those securities. Therefore, holders of the Securities will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the EFA Fund or EEM Fund may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities and the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the non-U.S. currency strengthens or weakens against the U.S. dollar and the relative weight of each security in the portfolios of EFA Fund and EEM Fund. If, taking into account such weighting, the dollar strengthens against the non-U.S. currency, the value of the securities in which EFA Fund and EEM Fund invest will be adversely affected and the value of the Securities may decrease.
➢	The Securities are subject to non-U.S. securities market risk — The Securities are linked to an underlying basket which includes shares of the EFA Fund and EEM Fund and therefore, are subject to risks associated with non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.
➢	The Securities are subject to emerging markets risk — The Securities are linked to an underlying basket which includes shares of the EEM Fund and therefore, are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities are susceptible, before making a decision to invest in the Securities.
➢	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the initial price to public, and as a result, you may suffer a substantial loss.
➢	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the basket equities; the volatility of the basket equities; the dividend rate paid on the basket equities; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
➢	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial public offering price since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
➢	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any of the basket equities and/or over-the-counter options, futures or other instruments with returns linked to the performance of any basket equity, may adversely affect the value of the underlying basket and, therefore, the market value of the Securities.

➢	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the basket equities, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the Issuer, will determine the basket return and payment at maturity based on the closing prices of the basket equities on the final valuation date. The calculation agent can postpone the determination of the basket return and the maturity date if a market disruption event occurs and is continuing on the final valuation date.
➢	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the underlying basket, and therefore the market value of the Securities.
➢	Antidilution protection is limited — For certain corporate events affecting a basket equity, the calculation agent may make adjustments to the equity starting price for such basket equity. However, the calculation agent will not make such adjustments in response to all events that could affect a basket equity. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result.
➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 10.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-43 of the product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying basket. If your Securities are so treated, subject to the discussion below with respect to “constructive ownership” transactions and “PFICs” you should generally recognize long-term capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-44 of the product supplement.

A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the shares of a basket equity). Under the “constructive ownership” rules, if an investment in securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental U.S. Tax Considerations” on page PS-43 of the product supplement) in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)) of the U.S. holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security).

Although the matter is not clear, there exists a risk that an investment in Securities that are linked to the underlying basket that contains shares of exchange traded funds (“ETFs”) will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income. Because the U.S. holder does not share in distributions made on ETFs in the underlying basket referenced by the Securities, such distributions should be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the shares of ETFs directly. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether the issuer of any equity or any stock constituting assets of any basket equity would be treated as a “passive foreign investment company (“PFIC”)” within the meaning of Section 1297 of the Code. In the event that the issuer of any stock owned by one or more of the ETFs in the underlying basket were treated as a passive foreign investment company, certain adverse U.S. federal income tax consequences might apply. You should consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of stock is or become a passive foreign investment company.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code described above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-43 of the product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Specified Foreign Financial Assets — Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

PROSPECTIVE PURCHASERS OF THE SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Information about the Basket Equities

All disclosures contained in this pricing supplement regarding each basket equity are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any basket equity contained in this pricing supplement. You should make your own investigation into each basket equity.

Included on the following pages is a brief description of the issuers of each of the respective basket equities. This information has been obtained from publicly available sources. Set forth below are tables that provides the quarterly high and low closing prices for each of the basket equities. The information given below is for the four calendar quarters in each of 2006, 2007, 2008 and 2009 and the first two calendar quarters of 2010. Partial data is provided for the third calendar quarter of 2010. We obtained the closing price information set forth below from the Bloomberg Professional service (“Bloomberg”) without independent verification. You should not take the historical prices of the basket equities as an indication of future performance.

The underlying basket to which the Securities are linked does not have a recognized market value and no historical performance data is available.

Each basket equity is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuer of each basket equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuer of each basket equity under the Exchange Act and the Investment Company Act of 1940 (the “Investment Company Act”) can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

iShares® MSCI EAFE Index Fund

We have derived all information regarding the iShares® MSCI EAFE Index Fund (“EFA Fund”) contained in this pricing supplement from publicly available information. Such information reflects the policies of, and is subject to changes by BlackRock Fund Advisors (“BFA”), the investment manager of the EFA Fund. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The EFA Fund is one of the one-hundred and forty-five separate investment portfolios that constitute iShares Trust. The investment advisor for the EFA Fund is BFA, a wholly-owned subsidiary of BlackRock Institutional Trust Company, N.A., which in turn is a majority-owned subsidiary of BlackRock, Inc. BFA has overall responsibility for the general management and administration of iShares Trust. The EFA Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index.

The EFA Fund uses a representative sampling strategy to try to track the MSCI EAFE® Index. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI EAFE® Index that collectively has an investment profile similar to the MSCI EAFE® Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI EAFE ® Index. The EFA Fund may or may not hold all of the securities that are included in the MSCI EAFE® Index.

The MSCI EAFE® Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) and is calculated, maintained and published by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI EAFE® Index at any time. The MSCI EAFE® Index has been developed by MSCI as an equity benchmark for international stock performance.

As of August 26, 2010, ordinary operating expenses of the EFA Fund are expected to accrue at an annual rate of 0.35% of the EFA Fund’s daily net asset value. Expenses of the EFA Fund reduce the net value of the assets held by the EFA Fund and, therefore, reduce the value of the shares of the EFA Fund.

As of June 30, 2010, the EFA Fund held stocks from Europe, Australasia (Australia and Asia) and the Far East, including the following 29 developed markets: Australia, Austria, Belgium, Bermuda, China, Cyprus, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Jersey, Luxembourg, Macau, Mauritius, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. As of July 30, 2010, the EFA Fund’s three largest industry concentrations were financials, industrials and consumer staples.

Information filed by iShares Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file number: 001-15897 and 811-09729. The EFA Fund’s website is http://us.ishares.com/product_info/fund/overview/EFA.htm. Shares of the EFA Fund are listed on the NYSE Arca under ticker symbol “EFA.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for the EFA Fund, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the EFA Fund on August 26, 2010 was $49.55. Past performance of the EFA Fund is not indicative of the future performance of the EFA Fund.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$65.40	$60.33	$64.99
4/3/2006	6/30/2006	$70.58	$59.60	$65.35
7/3/2006	9/29/2006	$68.46	$61.62	$67.78
10/2/2006	12/29/2006	$74.31	$67.96	$73.26
1/3/2007	3/30/2007	$76.94	$70.95	$76.27
4/2/2007	6/29/2007	$81.79	$76.47	$80.63
7/2/2007	9/28/2007	$83.77	$73.70	$82.56
10/1/2007	12/31/2007	$86.18	$78.24	$78.50
1/2/2008	3/31/2008	$78.35	$68.31	$71.90
4/1/2008	6/30/2008	$78.52	$68.10	$68.70
7/1/2008	9/30/2008	$68.04	$53.08	$56.30
10/1/2008	12/31/2008	$55.88	$35.71	$44.87
1/2/2009	3/31/2009	$45.44	$31.69	$37.59
4/1/2009	6/30/2009	$49.04	$38.57	$45.81
7/1/2009	9/30/2009	$55.81	$43.91	$54.70
10/1/2009	12/31/2009	$57.28	$52.66	$55.30
1/4/2010	3/31/2010	$57.96	$50.45	$56.00
4/1/2010	6/30/2010	$58.03	$46.29	$46.51
7/1/2010*	8/26/2010*	$53.81	$47.09	$49.55
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2010 includes data for the period from July 1, 2010 through August 26, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2010.

The graph below illustrates the performance of the EFA Fund from August 30, 2002 through August 26, 2010, based on information from Bloomberg. Past performance of the EFA Fund is not indicative of the future performance of the EFA Fund.

iShares® MSCI Emerging Markets Index Fund

We have derived all information regarding the iShares® MSCI Emerging Markets Index Fund (“EEM Fund”) contained in this pricing supplement from publicly available information. Such information reflects the policies of, and is subject to changes by BFA, the investment manager of the EEM Fund. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The EEM Fund is one of the twenty-five separate investment portfolios that constitute iShares, Inc. The investment advisor for the EEM Fund is BFA, a wholly-owned subsidiary of BlackRock Institutional Trust Company, N.A., which in turn is a majority-owned subsidiary of BlackRock, Inc. BFA has overall responsibility for the general management and administration of iShares, Inc. The EEM Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the emerging markets, as measured by the MSCI Emerging Markets® Index.

The EEM Fund uses a representative sampling strategy to try to track the MSCI Emerging Markets® Index. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI Emerging Markets® Index that collectively has an investment profile similar to the MSCI Emerging Markets® Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI Emerging Markets® Index. The EEM Fund may or may not hold all of the securities that are included in the MSCI Emerging Markets® Index.

The MSCI Emerging Markets® Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) and is calculated, maintained and published by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI Emerging Markets® Index at any time. The MSCI Emerging Markets® Index has been developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

As of August 26, 2010, ordinary operating expenses of the EEM Fund are expected to accrue at an annual rate of 0.72% of the EEM Fund’s daily net asset value. Expenses of the EEM Fund reduce the net value of the assets held by the EEM Fund and, therefore, reduce the value of the shares of the EEM Fund.

As of June 30, 2010, the EEM Fund held stocks from the following 24 emerging markets: Brazil, Bermuda, Chile, China, Colombia, the Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Ireland, Luxembourg, Malaysia, Mexico, Peru, the Philippines, Poland, the Russian Federation, South Africa, South Korea, Taiwan, Thailand and Turkey. As of July 30, 2010, the EEM Fund’s three largest industry concentrations were financials, energy and information technology.

Information filed by iShares, Inc. with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file number: 001-11653 and 811-09102. The EEM Fund’s website is http://us.ishares.com/product_info/fund/overview/EEM.htm. Shares of the EEM Fund are listed on the NYSE Arca under ticker symbol “EEM.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for the EEM Fund, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the EEM Fund on August 26, 2010 was $39.62. Past performance of the EEM Fund is not indicative of the future performance of the EEM Fund.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$33.59	$30.43	$33.01
4/3/2006	6/30/2006	$37.03	$27.33	$31.23
7/3/2006	9/29/2006	$33.14	$29.20	$32.29
10/2/2006	12/29/2006	$38.15	$31.80	$38.10
1/3/2007	3/30/2007	$39.53	$35.03	$38.75
4/2/2007	6/29/2007	$44.42	$39.13	$43.82
7/2/2007	9/28/2007	$50.11	$39.50	$49.78
10/1/2007	12/31/2007	$55.64	$47.27	$50.10
1/2/2008	3/31/2008	$50.37	$42.17	$44.79
4/1/2008	6/30/2008	$51.70	$44.43	$45.19
7/1/2008	9/30/2008	$44.43	$31.33	$34.53
10/1/2008	12/31/2008	$33.90	$18.20	$24.97
1/2/2009	3/31/2009	$27.09	$19.94	$24.81
4/1/2009	6/30/2009	$34.64	$25.65	$32.23
7/1/2009	9/30/2009	$39.29	$30.74	$38.91
10/1/2009	12/31/2009	$42.07	$37.56	$41.50
1/4/2010	3/31/2010	$43.22	$36.83	$42.12
4/1/2010	6/30/2010	$43.98	$36.16	$37.32
7/1/2010*	8/26/2010*	$42.49	$37.59	$39.62
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2010 includes data for the period from July 1, 2010 through August 26, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2010.

The graph below illustrates the performance of the EEM Fund from August 29, 2003 through August 26, 2010, based on information from Bloomberg. Past performance of the EEM Fund is not indicative of the future performance of the EEM Fund.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of NASD Rule 2720. Consequently, this offering is being conducted in compliance with the provisions of NASD Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate structured products, UBS organizes its structured products, including the Securities, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of structured products and the types of principal protection, if any, which may be offered on those products, but it should not be relied upon as a description of any particular structured product.

➢	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These structured products are designed for investors with low to moderate risk tolerances.
➢	Optimization Strategies are structured to optimize returns or yield within a specified range. These structured products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These structured products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These structured products are designed for investors with high risk tolerances.

“Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset does decline below the specified threshold at any time during the term of the securities, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset.

In order to benefit from any type of principal protection, investors must hold the security to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.